News Release

For Immediate Release:	For More Information,
October 11, 2021	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Receives Regulatory Approval
for Acquisition of Select Bancorp, Inc.

Southern Pines, N.C. –First Bancorp (NASDAQ - FBNC), the parent company of First Bank, reports that it has received all required regulatory approvals to acquire Select Bancorp, Inc. (“Select”), the parent company of Select Bank & Trust Company ("Select Bank").

Shareholders for each company have previously approved the transaction and the merger of Select into First Bancorp is expected to be completed following the close of business Friday, October 15, 2021. Select Bank branches are expected to open as branches of First Bank, doing business as Select Bank, on Monday, October 18, 2021. Following the merger, Select Bank customers should continue to conduct their business with their current Select Bank branches until customer accounts are converted to First Bank’s data systems, which is expected to occur in March 2022.

Following the completion of the merger, shareholders of Select who own their shares of common stock in book entry form or hold their shares with brokers will have their shares automatically converted to shares of First Bancorp, with no action required, at the rate of 0.408 shares of First Bancorp common stock for each share of Select common stock. Shareholders who hold stock certificates of Select will be mailed instructions for converting their shares of Select to First Bancorp stock.

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First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $8.2 billion. Its principal activity is the ownership and operation of First Bank, a state chartered institution that provides a wide array of banking products and services through 100 branches in North Carolina and South Carolina. First Bank also provides SBA loans to its customers through a nationwide network of lenders. For more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com.

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of First Bancorp (the "Company") and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.